                                                                     Exhibit 3.2

                             ARTICLES OF AMENDMENT
                                    OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                          PINNACLE GLOBAL GROUP, INC.

    Pursuant to Article 4.04 of the Texas Business Corporation Act, the undersigned corporation (the "Corporation") adopted the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

    The name of the Corporation is Pinnacle Global Group, Inc.

                                  ARTICLE TWO

    The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on June 6, 2000:

        Sections 2, 3 and 4 of ARTICLE SEVEN of the Company's Articles of Incorporation are amended to read in their entirety as follows:

        SECTION 2. NUMBER, ELECTION AND TERMS OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Exchange Act, the number of directors which shall constitute the whole Board of Directors shall be not less than three. Each director shall serve for a term ending on the next annual meeting following the annual meeting at which such director was elected. Each director shall hold office until the annual meeting at which such director's term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

        In the event of any changes in the authorized number of directors, each director then continuing to serve shall nevertheless continue as a director until the next annual meeting, or his prior death, resignation or removal.

        Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        SECTION 3. REMOVAL OF DIRECTORS. No director of the Corporation shall be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as may otherwise be provided by law, cause of removal of a director shall be deemed to exist only if: (i) the director whose removal is proposed has been convicted, or where a director is granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors called for that purpose or by a court of competent jurisdiction to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation.

        SECTION 4. VACANCIES. Subject to any requirements of law to the contrary, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting and until such director's successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                 ARTICLE THREE

    The number of shares of the Corporation outstanding at the time of adoption of the amendment was 14,111,301 shares of Common Stock, $.01 par value, and the number of shares entitled to vote on the amendment was 14,111,301 shares of Common Stock, $.01 par value.

                                  ARTICLE FOUR

    9,850,544 shares of Common Stock, $.01 par value, were voted for the amendment and 18,657 shares of Common Stock, $.01 par value, were voted against the amendment.

                                  ARTICLE FIVE

    The amendment does not effect a change in the stated capital of the Corporation.

    DATED: June 8, 2000

                                       PINNACLE GLOBAL GROUP, INC.


                                       By: /s/ Robert E. Garrison II
                                          --------------------------------------
                                           Robert E. Garrison II,
                                           President and Chief Executive Officer







                                       3